EXHIBIT 11.1
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                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                Six Months Ended June 28, 1998 and June 29, 1997

(Thousands of Dollars and Shares Except Per Share Data)


                                          1998                 1997
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------
Net earnings                       $ 13,246    13,246     38,675    38,675
Interest and amortization on 6%
 convertible notes, net of taxes          -         -          -     2,875
                                    -------   -------    -------   -------
Net earnings applicable to
 common shares                     $ 13,246    13,246     38,675    41,550
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           133,441   133,441    128,863   128,863
  Exercise of stock
   options and warrants:
    Actual                              914       914        555       555
    Assumed                               -     5,383          -     2,302
  Conversion of 6%
   convertible notes:
    Actual                                -         -          8         8
    Assumed                               -         -         -      7,633
  Purchase of common stock           (1,520)   (1,520)    (1,203)   (1,203)
                                    -------   -------    -------   -------
    Total                           132,835   138,218    128,223   138,158
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .10       .10        .30       .30
                                    =======   =======    =======   =======
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